Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

First Savings Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	138,000	$25.23	$3,481,740	0.00015310	$533.05
Total Offering Amounts					$3,481,740		$533.05
Total Fee Offsets							$0.00
Net Fee Due					$3,481,740		$533.05

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Savings Financial Group, Inc. 2025 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Savings Financial Group, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market on March 26, 2025.

Table 2: Fee Offset Claims and Sources

N/A